Press Release	Source: CSMG Technologies, Inc.

Ken Hedrick Joins CSMG Technologies as Interim Chief Financial Officer
Thursday October 16, 11:46 am ET

CORPUS CHRISTI, Texas, Oct. 16 /PRNewswire-FirstCall/ -- CSMG Technologies, Inc., (OTC Bulletin Board: CTGI - News), a technology management company, announced that Ken Hedrick has joined CSMG Technologies as Interim Chief Financial Officer.

Don Robbins, President and CEO of CSMG Technologies, said: "In our opinion Mr. Hedrick has had a highly successful 31 year career in professional accounting, financial and administrative management with versatile experience concentrated on creating value through sound financial, accounting and administrative functions. He holds an MBA and has solid experience in financial reporting for both internal and external purposes for both publicly and privately owned companies, with over 15 years experience of SEC Reporting. With Big Four (4) Public Accounting experience consisting of Financial, Operational Audits, Project Manager, Senior Auditor and Management Advisory Services, Mr. Hedrick has successfully completed consulting projects as Interim CFO and Corporate Controller for publicly owned companies listed on the NASDAQ and American Stock Exchanges, as well as OTC Bulletin Board companies."

Mr. Hedrick's consulting experience includes TYCO International, BP America, Health South Corporation, Anadarko Petroleum, Calpine Corporation, and held positions as CFO Industrial Data Systems Corporation, Inc. and Entourage International, Inc. He has been Chief Financial Officer and Director of Industrial Data Systems, Inc. from 1997 to 2002 and Chief Financial Officer of RMI Pendragon, Inc. from 2002 to 2004 and currently has had a successful consulting firm since 2004.

K. Bruce Jones has been instrumental in developing technologies for our Clean Energy Division and will now lead the green energy division.

About CSMG Technologies, Inc.

CSMG Technologies, Inc. together with its subsidiaries operates as a technology management company. The company engages in owning, developing, patenting, managing, licensing, and marketing technologies including live tissue bonding "Live Tissue Connect, Inc." and recently purchased Carbon Capture Technology, Inc., CO2 (carbon dioxide) separation for coal-fired power plants.

For further information on CSMG Technologies and its various subsidiaries, please visit our website at http://www.csmgtechinternational.com.

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This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934 as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company's financing plans; (ii) trends affecting the company's financial condition or results of operations; (iii) the company's growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend" and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company's ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

Contact:
CSMG Technologies, Inc.
Donald S. Robbins, 361-887-7546
President and CEO
or
K. Bruce Jones, 770-955-0409
or
ROI Group LLC.
Michael Dodge, 212-495-0744
mdodge@roiny.com

Source: CSMG Technologies, Inc.